SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULES 13D-2(B)
                               (Amendment No. 3)*



                               GENTEX CORPORATION
                                (Name of Issuer)


                          Common Stock, Par Value $.06

                         (Title of Class of Securities)


                                   371901-10-9

                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities; and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


                      (Continues on the following page(s))

                                Page 1 of 4 Pages

CUSIP NO. 371901-10-9              13G                         Page 2 of 4 Pages




1.       NAME OF REPORTING PERSON

         Fred Bauer
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,980,232
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,980,232

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,013,233

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 371901-10-9              13G                         Page 3 of 4 Pages


Item 1(a)         Name of Issuer:

                  Gentex Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  600 N. Centennial
                  Zeeland, MI  49464

Item 2(a)         Name of Person Filing:

                  Fred Bauer

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  Fred Bauer:                        236 Dyken Avenue
                                                     Holland, MI  49423

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Securities:

                  Common Stock, Par Value $.06

Item 2(e)         CUSIP Number:

                  371901-10-9

Item 3            Not applicable.

Item 4            Ownership:

                  Ownership details are disclosed in Items 5 through 8 on the coversheet preceding this portion of Schedule 13G. The amount shown in Item 9 on the coversheet for Fred Bauer includes 33,001 shares covered by options exercisable within 60 days.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

CUSIP NO. 371901-10-9          13G                             Page 4 of 4 Pages
Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  Not applicable.



Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: January 28, 1998                     /s/ Fred Bauer
                                            Fred Bauer







Document No. 117099 ver. 1